Exhibit 99.1

Ramaco Resources, Inc. Announces $30.0 Million Jury Verdict in Insurance Coverage Litigation

LEXINGTON, Ky., Sept. 28, 2026 /PRNewswire/ -- Ramaco Resources, Inc. (NASDAQ: METC, METCB) (“Ramaco” or the “Company”) today announced that a federal jury has returned a verdict awarding $30.0 million in damages to Ramaco Resources, LLC (“Ramaco LLC”), a subsidiary of the Company, in its insurance coverage lawsuit against Federal Insurance Company and ACE American Insurance Company, both subsidiaries of the Chubb Insurance company (collectively “Chubb”). The trial was held in the Charleston Division of the United States District Court for the Southern District of West Virginia (the “Court”).

The lawsuit arose from the defendants’ denial of Ramaco LLC’s insurance claim following a partial structural failure of a raw coal storage silo at the Company’s Elk Creek preparation plant in November 2018. Ramaco LLC filed suit in August 2019, seeking a declaratory judgment that the silo collapse was an insurable event and to require coverage under the applicable policy.

On September 25, 2026, following the new trial on damages, the jury determined by a preponderance of the evidence that the following damages should be awarded to Ramaco LLC:

●	Damages for aggravation and inconvenience in the amount of $2,500,000; and

●	Damages for net economic loss in the amount of $27,500,000.

The Court entered judgment in favor of Ramaco LLC and against defendants Chubb in accordance with the jury’s verdict on September 25, 2026. The jury’s verdict resolved two of the three elements of damages in the matter. The remaining element — attorney’s fees — was not decided by the jury and will be determined by the Court.

The defendants may file post-trial motions within 28 days of the entry of judgment and will have 30 days from the date of entry of the final judgment to file a notice of appeal.

“The Company is grateful to the jury for its careful consideration of the facts and for delivering a just verdict that recognizes the harm we suffered by the insurance carriers’ wrongful delay in payment of a legitimate insurance claim that we filed in 2019,” said Randall Atkins, Chairman and CEO of Ramaco Resources.

Additional information may be found in the Current Report on Form 8-K filed by the Company today.

About Ramaco Resources

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and exploring a coal, rare earth and other critical minerals project in Wyoming. The Company’s executive offices are located in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth element and other critical mineral exploration stage property near Sheridan, Wyoming (the “Brook Mine”). The Brook Mine remains an exploration stage property, and no assurance can be given that it will be successfully developed into a commercial scale mine or that any inferred mineral resources estimated will be converted into higher confidence mineral resources or eventually mineral reserves. Contiguous to the Brook Mine, the Company operates a carbon research facility related to the potential production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of more than 70 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455 or info@ramacometc.com.

Contact: George Cpin, Ramaco Resources george.cpin@ramacometc.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to the outcome of pending post-trial motions and potential appeals, the determination of attorney’s fees, the collection of damages awarded, and the Company’s financial guidance and outlook. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning future events and anticipated results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, the possibility that the jury’s verdict may be reduced or set aside by post-trial motions or on appeal, the defendants’ ability to satisfy the judgment, the outcome of any appellate proceedings, and the Court’s determination of attorney’s fees. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.